SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2002 (April 19, 2002)

CORRECTIONS CORPORATION OF AMERICA

(Exact name of registrant as specified in its charter)

Maryland	0-25245	62-1763875

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Identification Number)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (615) 263-3000

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5. Other Events.

Commencement of Tender Offer for Existing $100.0 Million Senior Notes due 2006.

     Corrections Corporation of America, a Maryland corporation formerly known as Prison Realty Trust, Inc. (the “Company”), has commenced a cash tender offer to purchase (the “Tender Offer”) any and all of its outstanding $100.0 million 12% Senior Notes due 2006 (the “Notes”). In conjunction with the Tender Offer, the Company is also soliciting (the “Consent Solicitation”) consents (the “Consents”) from the holders of the Notes to amend the indenture governing the Notes (the “Indenture”) to remove certain restrictive covenants and events of defaults set forth therein (the “Proposed Amendments”) (the Tender Offer together with the Consent Solicitation, known as the “Offer”). The Offer will expire at 5:00 P.M., New York City time, on Thursday, May 16, 2002, unless extended by the Company (the “Expiration Date”).

     Pursuant to the terms of the Offer, holders who tender their Notes prior to 5:00 P.M., New York City time, on Monday, April 29, 2002 (the “Consent Date”) will receive $1,100 plus accrued and unpaid interest on such principal amount of Notes for each $1,000 principal amount of Notes tendered. This payment includes a consent payment of $30.00 for each $1,000 principal amount of Notes tendered (the “Consent Payment”). Holders who tender their Notes following April 29, 2002 but prior to the Expiration Date will not receive a Consent Payment and will therefore receive $1,070 plus accrued and unpaid interest on such principal amount of Notes for each $1,000 principal amount of Notes tendered. For those holders that tender Notes on or before the Consent Date, the consideration to be paid to such holders will be made promptly following the completion of the Company’s previously announced proposed refinancing and debt offering (the “Replacement Financing”). For those holders that tender Notes following the Consent Date but prior to the Expiration Date, the consideration will be paid promptly following the Expiration Date.

     The principal purpose of the Offer is to acquire all outstanding Notes and to eliminate certain covenants and certain events of default contained in the Indenture. The Offer and the Consent Solicitation are being made in conjunction with, and are conditioned upon the consummation of, among other things, the Replacement Financing. The Offer is also conditioned upon the tendering of Notes and obtainment of Consents from the holders of more than $50.0 million aggregate principal amount of the Notes prior to 5:00 p.m., New York City time, on Tuesday, April 23, 2002. The Company reserves the right to waive one or more of the conditions to the completion of the Offer.

     The Company must obtain the consent of the holders of a majority of the outstanding principal amount of the Notes in order to effect the Proposed Amendments (the “Requisite Consents”). As soon as the Requisite Consents are obtained, the Company and State Street Bank and Trust Company, the Trustee under the Indenture, will execute an amendment to the Indenture containing the Proposed Amendments (the “Second Supplemental Indenture”). The Second Supplemental Indenture will provide that the Proposed Amendments will not become operative until the date and time, which will be no later than the Expiration Date, that the Company notifies State Street Bank and Trust Company as Depositary for the Offer that the Notes tendered along with the Requisite Consents have been purchased by the Company. If the Offer is terminated for any reason prior to the operational time of the Second Supplemental Indenture or the Notes tendered with the Requisite Consents are not accepted for purchase for any reason, the Indenture will remain in effect in its present form. If the Proposed Amendments become effective, holders who do not tender their Notes pursuant to the Offer will be bound by the Proposed Amendments as contained in the Second Supplemental Indenture. Notes tendered may be withdrawn, and Consents revoked, at any time prior to the execution of the Second Supplemental Indenture, but not thereafter. Notes tendered subsequent to the Consent Date and prior to the Expiration Date, may be withdrawn at any time prior to the Expiration Date, but not thereafter.

     The text of the press release issued by the Company on April 19, 2002 with respect to the commencement of the Offer is included herewith as Exhibit 99.1 and is incorporated herein in its entirety.

     This report contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Such factors include, but are not limited to: (i) the availability of debt and/or equity financing on terms that are favorable to the Company, including the completion of the Replacement Financing; (ii) fluctuations in the Company’s operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) general economic and market conditions; and (iv) other factors that could cause results to differ as are described in the filings made from time to time by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

ITEM 7(c). Exhibits.

     The following exhibit is filed as part of this Current Report:

Exhibit
Number	Description of Exhibits

99.1	Company press release, dated April 19, 2002, announcing the commencement of the tender offer and consent solicitation with respect to the Company’s existing $100.0 million senior notes due 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the undersigned Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2002	CORRECTIONS CORPORATION OF AMERICA By: /s/ Irving E. Lingo, Jr.

Its: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

99.1	Company press release, dated April 19, 2002, announcing the commencement of the Company’s tender offer and consent solicitation with respect to the Company’s existing $100.0 million senior notes due 2006.